Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Aug. 21, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Williams’ Northwest Pipeline LLC Prices Private Debt Issuance

TULSA, Okla. – Northwest Pipeline LLC (“Northwest”), a wholly owned subsidiary of The Williams Companies, Inc. (NYSE: WMB), announced that it has priced an offering of $250 million of its 4.000 percent Senior Notes due 2027 through an add-on to its existing issue.

The $250 million in aggregate principal amount of 4.000 percent Senior Notes due 2027, scheduled to be delivered on Aug. 24, 2018, were priced at an offering price of 98.558 percent of par.

Northwest intends to use the net proceeds from the offering to repay the intercompany debt owed to Williams in connection with the repayment of Northwest’s 6.05% senior notes at their maturity on June 15, 2018 and any excess net proceeds will be used for general corporate purposes.

The notes are being offered pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the notes has not been registered under the Securities Act or applicable state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes described in this press release, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Northwest believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Northwest’s annual and quarterly reports filed with the Securities and Exchange Commission.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams’ operations touch approximately 30 percent of U.S. natural gas.

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